Exhibit 23.14

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2011, except for Note 8 as to which the date is August 18, 2011, with respect to the consolidated financial statements of HHC Delaware, Inc. and Subsidiary included in the Registration Statement (Form S-4) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of $150,000,000 12.875% Senior Notes due 2018.

/s/ Ernst & Young LLP

Nashville, Tennessee

December 14, 2011